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                                                                       EX-10.8.4

                     DESCRIPTION OF OPERATIONAL BONUS PLANS

The Operational Bonus Plans provide bonus compensation that is based upon operational performance to the Company's officers, including the Chief Executive Officer and the Company's other executive officers and certain other employees who have operational or sales-related responsibilities. Under these plans, a target bonus is established annually for each participant, and the participant receives a percentage of the target bonus based upon the achievement of either targeted revenues, sales or bookings (on either a divisional or company-wide basis, depending upon the particular plan), subject to adjustment for operational factors such as on time delivery and manufacturing yield percentage. The targets are set annually by the Board.

Payments under these bonus plans, if any, are made quarterly according to a formula established by the Board for the first three quarters in the year in which the bonus is earned, with a final bonus payment being made in the fiscal year subsequent to the fiscal year in which the bonus was earned.

Each bonus plan is administered by the Board of Directors and is subject to change or termination by the Board at any time.